MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the On2 Technologies Incorporated Second Quarter 2007 Results Conference Call. At this time, all participants are in listen-only mode. [Operator Instructions]. As a reminder, this conference is being recorded.

This presentation may contain forward-looking statements regarding matters that involve risk and uncertainty, including those relating to the company's ability to increase its business, successive commercial and limitation of the company's technology. Our actual financial results could differ materially from those presented in this presentation. Factors that could cause or contribute to such differences include, but are not limited to the company's ability to continue to improve its existing video compression technology and develop new technologies. The success of implementation of the company's technology, our existing customers of the company both in royalty and revenue sharing arrangements and the company's ability to implement its technology on devices and the hardware used in consumer electronics.

More information about factors that could affect the company's operating results is included under the captions risk factors that may affect results of operations and financial condition and managements discussion and analysis of financial condition and results of operation and the company's annual report of Form 10-K and quarterly reports on 10-Q. Undue reliance should not be placed on the forward-looking statements in this release, which are based on the information available for the company on the date hereof. On2 assumes no obligation to update such statements.

It is now my pleasure to introduce your host, Bill Joll, President and CEO of On2 Technologies Incorporated. Thank you, Mr. Joll. You may begin.

Bill Joll, President, Chief Executive Officer

Thanks Ralph [ph]. Thank you all for joining us, welcome to On2's Q2 2007 results earnings call. I am pleased to announce another quarter of significant revenue we had good Q2, which is result of continued momentum in our business. The business also had direct results from affirmation of decisions that we previously made to lay a foundation for future success from royalty-bearing and other recurring revenue deals. And also obviously we are announcing – we also announced exciting news regarding our proposed acquisition of Hantro Products. Now, lets jump into the specifics.

We achieved over 2.6 million in revenue and for the six months we would have been GAAP profitable except for the expenses associated with the derivative liability. As promised, we successfully negotiated Midsummer and Roth More Capital [ph] to eliminate the provision in the warrants issued in connection with the 2006 common stock placement, and that gave rise to the derivative liability. The liability was reclassified to additional paid-in capital during the quarter.

We took a charge of $2.7 million in the quarter for the change in the derivative liability through the DW [ph] renegotiation. We also took an additional charge of $86,000 for the reduction in the exercise price of the warrants returned for placing a full price on the NT dilution, which enabled us to eliminate the derivative liability, Midsummer subsequently exercised those warrants. If you get into the Q2 analysis revenue in the second quarter was 9% lower than the previous quarter, primarily driven – due to the TrueMobile and VP7 deal with a significant upfront license fee in Q1.

Revenue in the second quarter were 66% greater than Q2 2006, when we looked at major customers $417,000 or 18% of Q2 revenue were sales from large dollar amount, which are considered to be customers who pay upfront license fees in excess of a $100,000. Most are royalties or revenue sharing attached to the back-end. Revenue from existing customers excluding

channel partners was 449,000 or 18% of Q2 revenue. Gross margins were greater than 80% and if you looked at our Flix Engine customers 21% of our Flix Engine customers' added additional product as that business continued to grow.

Our consumer products represented 12% in Q2 revenues consistent with Q1 and we acquired a 133 new accounts this quarter, up15% from Q1. Also 90% of our customers in Q2, excluding our web sales and support have arrangements for what we expect to see some form of annuity comparing to the revenue. Assuming the success of our customer s deployment. In Q2 we added 9 significant new customers by, which I mean customers who are entering into larger deals, involving the license of an SBK or the license of multiple copies of Flix Engine. On the geographic distribution, 28% of the revenue is from Asia, 49% from North America, and 22% from Europe and Middle East.

In Summary for the quarter, license revenue was 68% majority of this revenue having a recurring component. Royalty and renewals from existing customers were 17% versus 14% in Q1 and supported a non-recurring engineering charges represented 5%. Deferred revenue remained consistent in Q2 as of Q1, had 650,000. When we look at the expenses in balance sheet Q2 operating expenses were 2.6 million flat to Q1 and again on a quarterly basis we expect operating expenses to continue to stay high going through 2007.

Cash balance as of June 30th, 2007 was approximately 10.3 million up a 100% from Q1 and up 268% over Q4 2006 and also we continued to have more significant debt. Non-cash compensation expense in Q2 in stock options was a 160,000 and the change in derivative liability had a non-cash impact of approximately 2.7 million due to the increase in stock price and as I said earlier, we have negotiated the elimination of a warrant derivative liability.

I also wanted to give you a Hantro update. Hantro achieved 3.1 million in Q2, which is a 90% plus increase from Q1 and loss from operations is $148,000 excluding interest expense, which represents an 85% decrease in operating loss. Hantro's business model going forward is one of upfront licensee fees and back-end royalties. Most of the deals signed in 2007 are of this nature.

I now wanted to get into some of the details around questions in the proxy. First of all I wanted to discuss the reverse split, so lets look at the – so lets review the basis of the number of shares authorized and one thing I do want to make very clear versus definite distinction remains authorized shares or issues shares. Currently we have 150 million share authorized, the Hantro acquisition can be as much as 42 million or as low as 18 million shares depending on the number of factors.

We are requesting an option tool of 13 million and if there are no options currently available on the employee tool. And we will need to ensure that we can maintain or able to recruit talent plus we will have an increased number of employees post to Hantro acquisition. And we are also asking for approximately 45 million of authorized for future businesses such as other acquisitions. Hence we could issue as little as 31 million shares and as much as 45 million shares depending on condition surrounding the acquisition.

[indiscernible] the reverse split and the rationale behind it, the business is at an inception point and the reverse split is part of a bigger plan to broaden the investor base that can only invest if their price is above 5 or $10 per share. With the reduced number of shares it also allows investor to monitor progress more accurately on an EPS basis. Finally, the correlating event such as the acquisition of Hantro allows us to consider moving to the NASDAQ. Hence mathematically post split or reverse split we will have 55 million shares authorized and depending on the Hantro transaction we could have somewhere between 40 and 45 million shares issued.

I now wanted to get into little bit more detail around the Hantro business, because I think people are looking for a little bit more understand of what Hantro brings to the table, but one thing it diversifies

On2's revenue streams and contributes proportionately similar levels of revenue. It allows On2 to embedded a VP6 – VP7 and upcoming VP8 technologies into a broader range of devices.

One have to understand the full scope of the device market both from the size and technology trends to fully appreciate us. So I am going to go into a little bit of detail here. Let me illustrate, 70% of the mobile phones by 2010 will be video enabled of this On2 can address approximately 15% through porting On2 programmable devices, the remaining 55% of the 70% are single chip phones, which is the area that Hantro plays in, our goal is to be a bigger player on the video codec space.

If I was to give you some specific examples, consider the Motorola Q, which is a programmable phone versus the RAZR, which is a single chip phone or a Nokia N95, which is a programmable processor phone versus the Nokia 340 phones, which is single chip phones. We are making significant inroads of VP7 technology and you will see the need to get this technology on a broader range of devices also. With video being available on the broader set of platforms outside the mobile phones such as PDAs, cameras, WiFis and so on.

From the technology perspective video want to get longer, high definition is becoming more important, and the device manufacturers are moving the video codec portion more and more into an embedded state, the movements for power and batter life and performance considerations. All this requires skills and capabilities that Hantro brings to the table, so this helps On2 to become a bigger component in the total value chain. From our business model, our two companies have identical business models consisting of upfront license fees and per unit royalties at the back-end. Of course the volume of the embedded devices is much higher than that of programmable devices.

Another item that needs to clarified is that On2 spends some significant amount of effort in optimizing this codec's for programmable and DSP platforms to request the customers wanting to support flashlight 3. Hantro on the other hand has been developing RTL code, which is a 100% complementary to what we are doing for over 10 years and it's a proven technology.

From the device manufacturer once been that codec technology, they are typically looking for a multi format codec supplier with a proven track record and the upfront investment is in the million of dollars to produce a chip. From a timing perspective this is the time to consummate the deal as the timeframes for delivering code to hiring a device in the market place is 12 to 18 months. I wanted to give that as a backdrop in terms of understanding what Hantro brings to the On2s table.

Now I wanted to just move on to the share price, some of the most pressing correction that's come, since what is going on with the share price. All I have to say is that I am focused on ensuring that the business fundamental are sound. That means that we look at the business on a long-term basis. The components that are important are – as the business model the one that is of a recurring nature, the answer is obviously, yes. I am going to build the lining for future revenue streams as the device supplements take off.

Has our revenue mix diversified? And that's also yes, especially with the acquisitions, – especially with the pending acquisition of Hantro. Are we investing in the future? Again, yes, and we are investing significantly in VP8. Are we expanding into different markets? Again yes, and you will see some announcement shortly of expansion of sales channels into India and Taiwan. Are we addressing different verticals? And again, that's yet. We've seen up tick in video conferencing solutions and we will be targeting other verticals as well. And to long-term, we are committed to building a sound and sustainable business.

I'm also going to go through some of the questions that had come in and looking at the questions, some of the questions was, Is Hantro poised to be breakeven, in a standalone basis? And the answer on that is, based on projections in the full year basis we expect Hantro to be near breakeven. One thing to notice, our business is lumpy on a quarter-to-quarter basis because of the positive deals.

The next question that come in as, around the Hantro deal, and how its structured and the effect have investors long-term? The Hantro transaction is a price of around $45 million within Internet component in 2007. All thought the upfront payment increased, On2's share price exceeds $2.50. And the earn out is in the range of shares – of up to 12 million shares based on Hantro's achieving revenue targets, because there are more about the transaction by reviewing the share exchange agreement, which we'll file with the SEC back in May, as far as to description and the agreement contained in the proxy.

And then the question was for the original Hantro announcement, is the deal planed to close before mid August? The deal is planned to close upon the approval of the shareholders and we are still targeting to close right this quarter.

Next question was, since the question regarding increase in shares and since January 2007 and increase of 16.5 million shares. The increase in shares are from exercise of convertible preferred stocks and warrants and options and we have always reserved for the shares as part of the authorized, but and they issued number of shares.

At this point I will open up the conference call for questions from the investor base.

QUESTION AND ANSWER SECTION

Operator: Thank you sir. [Operator Instructions] Our first question is from the line of Craig Kersey [ph] a Private Investor. Please proceed with your question.

<A – Bill Joll>: Hi

<Q>: First of all, I have got a couple of questions for you.

<A – Bill Joll>: Yep.

<Q>: The first one being and I am showing the deference acquisition cost of 1.1 million.

<A – Bill Joll>: Correct.

<Q>: Could you elaborate on what that contains and how much more that we will be able overseas going forward?

<A – Bill Joll>: The deferred costs are really pertained legal expenses and auditors looking at the financial transaction between the two companies, so I cant estimate what the remainder of the expenses are, but we will capitalize over the course of time.

<Q>: Right. As far as recurring revenue, I am not sure if you gave us a breakdown that's earlier, but I was wondering if that number as increased or decreased quarter-to-quarter?

<A – Bill Joll>: The number I gave at the beginning of the call here, it didn't increase, let me just pull back up again, royalties in renewals from existing customers were 17% versus 14% in Q1.

<Q>: Okay and my last question concerned with the large increase in cash, did that cash come from it was part of the 20 million that you guys are going to look to be trying to obtain?

<A – Bill Joll>: No, not seen from the exercise of warrants, options, and other securities, that were our there.

<Q>: Okay, you actually haven't obtained any of that 20 million is required for the Hantro deal?

<A – Bill Joll>: That's correct.

<Q>: Okay, all right, thanks a lot.

Operator: Our next question is from the line of Mark Smith a Private Investor. Please proceed with your question.

<A – Bill Joll>: Hi Mark.

<Q – Mark Smith>: Hey, how are doing there, Joll. Couple of question, the China Moblie deal, we have been hearing a lot about that and as years gone by, but we don't have any update and but we've heard you know as we go along that there might be some thing out there, can you comment on that?

<A – Bill Joll>: All I can say is, you know he China is a market that's taking time to get a standard established. And we are still on trials and we continue to work with our partner and we'd like to get it done through the merger, but its going to take – whatever time its going to take with the regulatory bodies that are out there.

<Q – **Mark Smith**>: In other words – is your, fruitful relation with CTT net still?

<A – **Bill Joll**>: Defiantly, defiantly and we are about to drop them and update you some of the software as early as tomorrow, so we continue to work with them.

<Q – **Mark Smith**>: Okay, and the second question and this will be my last one. Is Flash 3.0 is a – something that you would have talked about and can you explain how that might help the company going forward here in the near future?

<A – **Bill Joll**>: Well, Flash Lite has VP6 as one of its codec in there and there way that we work is we optimize our codec's for the different device platforms, so – and optimization means optimally make our codec run more efficient on the various DSPs and processes that are out there for devices, so it's a complementary relationship and how that works.

<Q – **Mark Smith**>: Okay, well I appreciate your time today. Have a great day [ph].

Operator: [Operator Instructions] Our next question comes from the line of Doug Lin with Oppenheimer. Please proceed with your question.

<Q – **Doug Lin**>: Hello there, Joll.

<A – **Bill Joll**>: hey Doug.

<Q – **Doug Lin**>: If I have my computer on right now and if I wanted to go and take a look and see how some of your true motion video codec's work, I know you have some deals with ABC and some other networks possibly, is there way – for example, if I went to abc.com, I know there are lot of shows I can watch, just a few minutes ago I was watching a episode of Lost, you know and things like that, are you involved in anyway in that part? Are you just with ABC News or other sites I can go to right now to see how your engine works?

<A – **Bill Joll**>: So how is that if you go to a site, movienetworks.com.

<Q – **Doug Lin**>: Okay.

<A – **Bill Joll**>: And then you will see a VP7 technologies working there and their broadcasting obviously, some of the broadcasters content.

<Q – **Doug Lin**>: I'll also – somewhat I can see is that over the last decade you spent a lot of years trying to put this engine together and get it, someone said like had a weight before the – this whole industry and the compute industry to catch up to where and you guys were – wanted to go and now there seems to be a real demand on the part of vendors, you know whether they be the cable vendors or the AT&Ts and their internet protocol TVs to bring TV on the web and I believe somehow I hear from you guys that you want to play a major roll in that, that is correct?

<A – **Bill Joll**>: That is correct and also when we look at our VP7 – VP8 technologies, we believe especially on what call Telco TV, which is a television that's going to be sent over ADSL – VDSL we will have a significant role to play in there, because the bandwidth is further constraint, typically you are going to have 12 to 19 megabits of bandwidth out there and we believe with our technology we are going to be able to put more channels of services down there. When we are looking at a fiber optic IPTV deployment, I don't think we are going to add a whole lot into that space. So I think, you will see us plenty more always within the bandwidth constraint environment. Similarly when we look at 3G mobile networks, even when you look at 3G mobile networks the bandwidth for users going to be constraint especially in what we call emerging markets down to about 40 kilobits and we have technologies again around VP7, VP8, which will give you a compelling video experience in

those bandwidth constraint environment, so you will see a plenty of both into the spectrum, the other point that you had mentioned was, in terms of high definition over the internet.

<Q – **Doug Lin**>: Right.

<A – **Bill Joll**>: And certainly we are going to play in that realm, because no matter how much bandwidth you have you still want a compressive to take advantage of the bandwidth and they can see associated with delivering video over the internet.

<Q – **Doug Lin**>: Do you see an ability to get up – I think you have 720 right now, do you see an ability to get up to 1080?

<A – **Bill Joll**>: Well, we can do 1080 depending on the process of performance, but again when you look at the Hantro acquisition that will have 1080 capability and then better platforms early next year.

<Q – **Doug Lin**>: I mean I was just on the internet a moment ago watching, trying to download a movie trailer for the Bourne Ultimatum, a movie that's open up this Friday and you are able to if you wanted to download it on 1080p through Apple QuickTime, well, I pressed it and it took 25 minutes for me to download on to my computer, so I can watch it in 1080p?

<A – **Bill Joll**>: We hope to shorten those times.

<Q – **Doug Lin**>: I hope I – a measurable degree.

<A – **Bill Joll**>: Yeah.

<Q – **Doug Lin**>: That would be – make all the difference between being you know a future $8 stock or future $50 stock.

<A – **Bill Joll**>: Well, $52 in VP8 announcements.

<Q – **Doug Lin**>: I will and I wish all of you guys and I know that – I think that the worst is over for you guys in terms of – and then are waiting for the rest of the world to catch up to you and your need for money to – I hope it all the way and now its on to selling a product in maybe making it – a lot of money.

<A – **Bill Joll**>: Thanks Doug.

<Q – **Doug Lin**>: Be well.

Operator: Our next question comes from the line of Richard Colusa [ph], a Private Investor. Please proceed with your question.

<A – **Bill Joll**>: Hi Richard.

<Q>: Hi Bill, how are you?

<A – **Bill Joll**>: Good.

<Q>: I have got three questions, you haven't set a date for the Union deal and when might I get any more information about that in terns of expectations around this?

<A – **Bill Joll**>: What – we expect to have it before the end of the quarter, probably the best I can say you right now.

<Q>: Okay. And with regard also to raising this additional $20 million in capital, where is that chance?

<A – Bill Joll>: Well, we are going through the process and that's probably all I can say on that on this call.

<Q>: Okay. You were anticipating initially that as of the ending, that was going to be wrapped up in August, but it doesn't look like that's going to happen?

<A – Bill Joll>: That process takes time and believe me, I was hoping to have a wrap up in August also.

<Q>: Okay. My other question in terms of really to address the share price, but I noticed I am looking at some information that helps me in assessing the company, you had a 133 new accounts this quarter?

<A – Bill Joll>: That's correct.

<Q>: Compared to how many in the last quarter?

<A – Bill Joll>: I'll see what was the percentage increase and just go back to be those numbers.

<Q>: If you could view those numbers a little slower and naturally if they put them out on a press release?

<A – Bill Joll>: That's 15% higher than Q1.

<Q>: 15% higher than Q1, even though revenue was down we got more new accounts.

<A – Bill Joll>: That's correct, and the real being is, and I explained this at the Q1 call, which is that we actually had one significant promotional VP7 deal, which skewed the numbers.

<Q>: Right, but possibly about that two of them have been building a big base of new customers and so forth and when we talk about – we talk a lot about the royalties in these recurring revenues. So I would think that is one new timing of new customers wouldn't be as significant if you really get generating incomes from the recurring revenue...?

<A – Bill Joll>: Recurring revenues are going up, we've indicated that from a percentage basis to turn me up, we are up 17% versus 14% and then in transit customer acquisition and when they actually start contribution some customers can contribute in the quarter, some customers might contribute in the next quarter, and some customers might contribute as much as six or nine month part, it just have been on their business model in terms of when do they start rolling it out and what certainly timed, so they are varied from customer to customer.

<Q>: All right. What about new customers, new large customers, this number is not compared to last time?

<A – Bill Joll>: Some major customers was $417 or 18% of Q2 revenue.

<Q>: Okay, 18% of revenue, but in numbers they did nine customers that you said, that were large customers?

<A – Bill Joll>: What I said was in terms of – nine significant new customers.

<Q>: Then I think, seven last quarter, so those numbers are growing in terms of large sized customers.

<A – Bill Joll>: Yeah.

<Q>: Okay, and total customers you have more than an increase each quarter in new customers, I don't have that total, I think – can you give me in ballpark?

<A – Bill Joll>: I don't have total either, because typically in the quarter we have – once you start including our web sales here looking at 1000s of customers, so I just don't...

<Q>: But we have numbers excluding the web sales we had some numbers, I think it was up to like 200 or something like that...

<A – Bill Joll>: But I don't have that number at the top of my head, I am sorry.

<Q>: All right, thank you.

<A – Bill Joll>: All right, thanks Richard.

Operator: Our next question is from the line of James Hill of Machine Specialties. Please proceed with your question.

<Q – James Hill>: Yeah, what's the difference on [indiscernible], what's the difference of VP7 compared to VP8, I mean – is that sort of like more, I mean I was comparing to more customers quicker that answer will be as low?

<A – Bill Joll>: VP7 is – sorry VP8 is I am looking at other attributes on codec's, we are looking at both on the low definition side and at the high definition side, there is a lot of commonality doing VP7 and VP8, so you know we see an upgrade pass for a customers that have VP7 technology.

<Q – James Hill>: All right thank you.

Operator: Our next question comes from the line of Robert Franklin a Private Investor. Please proceed with your question.

<Q – Robert Franklin>: Good morning Mr. Joll.

<A – Bill Joll>: Hey, Robert,

<Q – Robert Franklin>: Excuse me, good afternoon. I had a couple of questions actually, could you give Q3 guidance for earnings and revenue possibly?

<A – Bill Joll>: We did not give guidance.

<Q – Robert Franklin>: Okay. Could you talk about the synergies if you guys do in fact merged with Hantro, that you expect to get from that merger in the first year perhaps?

<A – Bill Joll>: No, I think I have indicated how Hantro plays in that, and we have to dissect the device market and how that works, so a very complimentary dual [ph] urge on. And I'll go through the analysis again, so if you look at a cell phone and you looked at, lets take the Motorola family as an example, and that doesn't matter each one of the cell vendors have the analogy, that I am [indiscernible] down a little bit tighter. If you look at the Motorola family of phones you have the Q phone, which is a programmable high-end smart phones and they have the RAZR. When you look at those types of phones, they Q phone have got a programmable processor in their own currently

optimized our codes for those types of processes that could be [indiscernible] processor or it could be a DSP, let it be a TIO map or [indiscernible] platform, so we continue to do that, When you look at the RAZR that has a single chip in there that handles all the functions of the phone and the video and that's a custom chip developed by one of the largest semi conductor, I don't know which one manufacturers it for Motorola, its one of the larger ones. And in that situation we would get our codec technology reported through the Hantro process to those semi conductor houses, who in turn would probably ship to Motorola – Motorola will implement it into their phone and when you look at the volume of phones and you go back to what I had stated earlier, we are looking at by 2010 70% of the phones are going to be video enabled, of the 70% roughly 15% of these smart phones like the Q phone types and the other 55% of the single chip phones like the RAZR types. But our goal is to go after the entire 70% of the device market when you are looking at mobile phones not from the company perspective I am going to go after numerous articles inside this mobile phones, its going after cameras, its going to go after PDAs, its going to go after WiFi devices and so on go forth and its both on the encode and decode side, when you look at encoding and that's a game or you need the Hantro process, think of a cell phone that's encoding in high definition, we'd say, why would you want high definition on a cell phone. As cameras get embedded on to these phones, recently put high definition on there, as such when we take a video you can now plug that into your high definition screen and watch it back in high definition and now will not be done through a programmable device that could only be done through embedded offering and that the synergies and types of synergies that we are striving for with the Hantro acquisition.

<Q – **Robert Franklin**>: Okay, thank you very much. One final question, before you guys contemplated the merger with Hantro, how were you involved business wise with Hantro?

<A – **Bill Joll**>: We had contemplating licensing our technologies to them.

<Q – **Robert Franklin**>: But you had not done so as of yet.

<A – **Bill Joll**>: No, we have not.

<Q – **Robert Franklin**>: Okay thank you, very much sir.

Operator: Our next question comes from the line of Lindale McCormick, a Private Investor. Please proceed with your questions.

<A – **Bill Joll**>: hi.

<Q – **Lindale McCormick**>: Hi, Mr. Joll, congratulations on another great quarter.

<A – **Bill Joll**>: Thanks.

<Q – **Lindale McCormick**>: Most of my questions have already been answered, but I did have one concerning the conference calls themselves. Our business is video, how come we don't have a video conference call?

<A – **Bill Joll**>: And as I said before, I am typically doing these calls from different locations, so I don't needed that convenient to set up a standing video conference.

<Q – **Lindale McCormick**>: Okay, I see. Okay, well thanks very much, and keep up the good work.

<A – **Bill Joll**>: Thanks.

Operator: Our next question comes from the line of Arun Jain, a Private Investor. Please proceed with your question.

<Q – **Arun Jain**>: Hi Mr. Joll, good evening, how are you?

<A – **Bill Joll**>: Good thanks.

<Q – **Arun Jain**>: [indiscernible] Apple iPhone, there is some much high that on Apple iPhone, do you see potential for On2 to monetize that opportunity?

<A – **Bill Joll**>: Well, I mean, I have already indicated the direction that we are going. We are going to be looking at supporting multiple formats. Apple iPhone certainly supports H.264. So, you will see us looking and supporting H.264 and then we will be on the encoding side of Life where people are looking for content in H.264 format.

<Q – **Arun Jain**>: Do you think that different producing companies can use your 3GPP Flix Engine to produce contents for iPhone?

<A – **Bill Joll**>: Certainly, definitely.

<Q – **Arun Jain**>: Are you aware of anyone doing it now?

<A – **Bill Joll**>: Well, some of them certainly are licensing are trans coding product to a number of operators and that's – I'm not going to be specific on which forms, but they certainly have license at a number of operators.

<Q – **Arun Jain**>: Sure, my last question is related to PR with the independent investors. I browse through a lot of blogs and different message boards and I feel a common thread across the board regarding On2. Is that nothing is availed and you are particularly very happy with the PR that are being communicated to the investors. It's not a very clear, probably if there is any specific reason, why On2 is not proactive or doesn't communicate with investors more freely like – if there is a big deal, why can't we just put out in big PR, so that investors can guess what's going on with the company like you have to wait three months to continue what actually happened?

<A – **Bill Joll**>: As I've also indicated in the past, we'll put our PRs as the customers allow us to put our PRs and we are governed by some their requirements and that fair service is not up and running yet, they did not want to publish the PR at this point. So, all I can say is, I've find deal and at some point in time in the future when they're ready to launch their service, we typically will launch a PR with them. So, we are expressing to our customers.

<Q – **Arun Jain**>: Okay, thank you so much.

Operator: Mr. Joll, there are no further questions at this time. I would like to turn the floor back over to you for closing comments.

Bill Joll, President, Chief Executive Officer

Okay, thank you. Well, again I just wanted to say thanks to everyone that's supporting our company and I look forward to the shareholder meeting and we shall continue progressing with business. Thank you all.

Operator: This concludes today's call conference. You may now disconnect your lines at this time. Thank you for your participation.